As filed with the Securities and Exchange Commission on December 3, 2004.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTERRA ENERGY TRUST
(as successor issuer to Enterra Energy Corp.)

 (Exact Name of Registrant as Specified in its Charter)

Calgary, Alberta, Canada (State or Other Jurisdiction of incorporation or Organization)	n/a (I.R.S. Employer Identification No.)
2600, 500-4th Avenue S.W. Calgary, Alberta, Canada (Address of Principal Executive Offices)	T2P 2V6 (Zip Code)

Enterra Energy Trust Unit Option Plan

(Full Title of the Plan)

Lynn Wiebe

Chief Financial Officer

Suite 2600, 500 – 4th Avenue S.W.

                Calgary, Alberta, Canada T2P 2V6

(Name and Address of Agent for Service)

(403) 213-2502
 (Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Aaron A. Grunfeld, Esq.

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, California 90025

(310) 277-8300

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Trust Units, no par Value	2,000,000 units	US$ 16.25	US$ 32,500,000	$ 4,117.75

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also relates to such indeterminate number of additional trust units of the registrant as may be issuable as a result of unit splits, unit dividends or similar transactions, as described in the Enterra Energy Trust Unit Option Plan.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee on the basis of $16.25 per share, which was the average of the high and low prices of the Registrant’s trust units quoted on the Nasdaq National Market on December 2, 2004.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

        The documents containing the information specified in Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Enterra Energy Trust Unit Option Plan are available without charge by contacting:

Enterra Energy Trust

Suite 2600, 500 – 4th Avenue S.W.
Calgary, Alberta, Canada T2P 2V6
(403) 263-0262

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

•

the description of our trust units contained in our amendment to our registration statement on Form 8-A12G/A dated November 28, 2003;

•

the proxy related to our reorganization as a income trust filed under Form 6-K dated October 31, 2003;

•

Form 6-K dated January 16, 2004 disclosing the private placement of 1,650,000 trust units with Glickenhaus & Co.;

•

Form 6-K dated March 12, 2004 disclosing the private placement of 1,049,400 trust units.

•

our Annual Report on Form 20-F for the year ended December 31, 2003 dated April 27, 2004 and as amended May 4, 2004;

•

Form 6-K dated May 3, 2004 disclosing audited financial statements and pro forma information regarding the acquisition of several properties in East Central Alberta;

•

Form F-3 dated May 4, 2004 registering 1,049,400 trust units on behalf of certain selling unitholders;

•

our first quarter report for the period ended March 31, 2004 as filed on Form 6-K dated May 3, 2004;

•

our second quarter report for the period ended June 30, 2004 as filed on Form 6-K dated August 10, 2004; and

•

our third quarter report for the period ended September 30, 2004 as filed on Form 6-K/A dated November 23, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the trust units offered by this prospectus are incorporated by reference into this prospectus and form a part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Item 4. Description of Securities

Not Applicable

Item 5. Interest of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers

Enterra Energy Trust’s by-laws provide the following in accordance with the Business Corporations Act (the “Act”) Alberta, Canada. Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof. No act or proceeding of any director or officer or the board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or board. Directors may rely upon the accuracy of any statement or report prepared by the Corporation's auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.

Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such against any liability incurred by him, as the board may from time to time determine.

Item 7.  Exemptions from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Documents
4.1	Enterra Energy Trust Unit Option Plan
5.1	Opinion of Resch Polster Alpert & Berger LLP
23.1	Consent of Deloite & Touche LLP Independent Accountants
23.2	Consent of Resch Polster Alpert & Berger LLP (included in opinion filed as Exhibit 5.1).
24	Power of Attorney (included in signature page to the registration statement).

Item 9.  Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 3rd day of December, 2004.

Enterra Energy Corp.
By:	Lynn Wiebe
Name: Lynn Wiebe
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luc Chartrand and Lynn Wiebe, and each of them individually, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on December 3, 2004.

Signature	Title
/s/ Luc Chartrand	Chief Executive Officer, President and Director
Luc Chartrand
/s/ Lynn Wiebe	Chief Financial Officer
Lynn Wiebe
/s/ Reginald J. Greenslade	Chairman
Reginald J. Greenslade
/s/ H.S. (Scobey) Hartley	Director
H.S. (Scobey) Hartley
/s/ William E. Sliney	Director
William E. Sliney
/s/ Norman W. Wallace	Director
Norman W. Wallace

EXHIBIT INDEX

Exhibit Number	Documents
4.1	Enterra Energy Trust Unit Option Plan
5.1	Opinion of Resch Polster Alpert & Berger LLP
23.1	Consent of Deloite & Touche LLP Independent Accountants
23.2	Consent of Resch Polster Alpert & Berger LLP (included in opinion filed as Exhibit 5.1).
24	Power of Attorney (included in signature page to the registration statement).